SECOND AMENDMENT TO THE
                  PERCEPTRON INC. DIRECTORS STOCK OPTION PLAN


         Pursuant to the Amendment provisions in Section 5.6 of the Perceptron, Inc. Directors Stock Option Plan (the "Plan"), the Plan is hereby amended as set forth below.

         1. Subject to shareholder approval at the Company's next Annual Meeting, effective June 3, 1996, Section 1.4 (Stock) shall be amended and restated in its entirety to read as follows:

         1.4 Stock. The total number of shares of Common Stock available for grants under the Plan shall not, in the aggregate, exceed 175,500 shares of Common Stock, after taking into account the Company's stock split effected November 30, 1995, as adjusted from time to time in accordance with
Article IV. Shares subject to any unexercised portion of a terminated, forfeited, cancelled or expired Option granted hereunder shall be available for subsequent grants under the Plan. In the event that an option granted under the Plan is exercised by the delivery of shares of Common Stock previously acquired upon the exercise of Options issued under the Plan or through the retention of options procedure as described in Section 2.6 below, the shares of Common Stock so delivered to the Company or underlying such retained options shall be available for subsequent grants under the Plan.

         THIS SECOND AMENDMENT is hereby adopted as of June 3, 1996.

                                          PERCEPTRON, INC.


                                          By: /S/ Alfred A. Pease
                                              ------------------------
                                              Alfred A. Pease,
                                              President and Chief
                                              Executive Officer